Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. ANNOUNCES TENDER OFFER BY CLEAR CHANNEL WORLDWIDE HOLDINGS, INC. FOR ANY AND ALL OF ITS OUTSTANDING 9.25% SERIES A SENIOR NOTES DUE 2017 AND 9.25% SERIES B SENIOR NOTES DUE 2017

San Antonio, TX, November 2, 2012. Clear Channel Outdoor Holdings, Inc. (NYSE:  CCO) (the “Company”) announced today that its indirect, wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc. (“Clear Channel Worldwide”), is commencing a cash tender offer with respect to all of its $500.0 million outstanding aggregate principal amount of its 9.25% Series A Senior Notes due 2017 (the “Series A Notes”) and its $2.0 billion outstanding aggregate principal amount of its 9.25% Series B Senior Notes due 2017 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) on the terms and subject to the conditions set forth in Clear Channel Worldwide’s Offer to Purchase, dated as of November 2, 2012 (the “Offer to Purchase”).

The tender offer will expire at 11:59 midnight, New York City time, on December 3, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or terminated by Clear Channel Worldwide.  Under the terms of the tender offer, holders of Notes that validly tender their Notes on or prior to 5:00 p.m., New York City time, on November 16, 2012 (such date and time, as the same may be extended, the “Early Tender Date”) will receive total consideration of $1,074.38 per $1,000.00 principal amount of Notes validly tendered and accepted for payment, which includes an early tender payment of $30.00 per $1,000.00 principal amount of Notes.  Clear Channel Worldwide intends to pay the total consideration, plus accrued and unpaid interest up to, but not including, the date of payment, on an early settlement date, which is expected to occur promptly after the Early Tender Date and the satisfaction or waiver of the conditions to the tender offer.  The tender offer consideration for notes validly tendered after the Early Tender Date but on or before the Expiration Date and accepted for payment will be $1,044.38 per $1,000.00 principal amount of Notes.

The tender offer is subject to customary conditions, including, among others, a condition that Clear Channel Worldwide receives net proceeds from a proposed refinancing in an amount sufficient to fund all of its obligations under the tender offer and any subsequent redemption of Notes that remain outstanding.  Clear Channel Worldwide currently intends to call for redemption on the closing date of the proposed refinancing any Notes that have not been tendered pursuant to the tender offer and to use the remaining net proceeds of the proposed refinancing, together with cash on hand, to satisfy its obligations thereunder.

Notes tendered may be withdrawn at any time on or prior to the Early Tender Date.  Notes tendered after the Early Tender Date, but prior to the Expiration Date, may not be withdrawn, except in limited circumstances.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as the dealer managers and D.F. King & Co., Inc. is the tender agent and information agent for the tender offer.  Requests for documents may be directed to D.F. King & Co., Inc. at (800) 829-6551 (toll free) or (212) 269-5550 (collect).  Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5183 (collect) and Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect).

This press release is for informational purposes only and does not constitute a notice of redemption under the indentures governing the Notes or an offer to buy or the solicitation of an offer to sell with respect to any securities.  The tender offer is only being made pursuant to the terms of the Offer to Purchase.  The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, Clear Channel Worldwide, the dealer managers, the tender agent and information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. is one of the world’s largest outdoor advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States. Clear Channel Outdoor Holdings, Inc. offers many types of displays across its global platform to meet the advertising needs of its customers. This includes a growing digital platform that now offers over 1,000 digital displays across 37 U.S. markets. Clear Channel Outdoor Holdings, Inc.’s International segment operates in nearly 30 countries across Asia, Australia, Europe and Latin America in a wide variety of formats.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel Outdoor Holdings, Inc.’s management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the tender offer for the Notes.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to, whether or not Clear Channel Worldwide will obtain sufficient net proceeds from a refinancing transaction to consummate the tender offer.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings, Inc.’s ability to control or predict.  Clear Channel Outdoor Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
For further information, please contact:

Media
Wendy Goldberg
Senior Vice President – Communications
(212) 549-0965

Investors
Brian Coleman
Senior Vice President and Treasurer
(210) 822-2828